Exhibit 10.3
ESCROW AGREEMENT
     ESCROW AGREEMENT, dated as of May 5, 2011 (the “Agreement”) by and among (i) 57th Street General Acquisition Corp., a Delaware corporation (“Parent”), (ii) Crumbs Holdings LLC, a Delaware limited liability company (the “Company”), (iii) Jason Bauer, Victor Bauer, Mia Bauer, EHL Holdings LLC, a Delaware limited liability company (“EHL”), and John Ireland (collectively the “Members”), (iv) Jason Bauer, in his capacity as Member Representative and Edwin Lewis, in his capacity as Member Representative, and (v) Continental Stock Transfer & Trust Company, a New York corporation (the “Escrow Agent”).
     WHEREAS, Parent, 57th Street Merger Sub LLC, a Delaware limited liability company (“Merger Sub”), the Company, the Members of the Company and the Member Representatives have entered into that certain Business Combination Agreement, dated as of January 9, 2011, as amended or modified on February 18, 2011, March 17, 2011, April 7, 2011, and May 5, 2011 (as may be further amended or modified from time to time in accordance with its terms, the “BCA”), pursuant to which, among other matters, Merger Sub shall be merged with and into the Company with the Company becoming a non wholly-owned subsidiary of Parent (the “Merger”);
     WHEREAS, it is a condition to the closing of the Merger under the BCA that the parties hereto enter into this Agreement with terms and conditions reasonably satisfactory to the parties thereto;
     WHEREAS, pursuant to the BCA, the parties to the BCA have agreed that certificates for Six Hundred Fifty Thousand (650,000) New Crumbs Class B Exchangeable Units and Sixty-Five Thousand (65,000) shares of Parent Series A Voting Preferred Stock (collectively, the “Claim Shares” and as adjusted pursuant to this Agreement, the “Escrow Securities”) shall be placed into escrow as hereinafter provided;
     WHEREAS, the Claim Shares may potentially be forfeited and canceled as remedy of Parent and Parent Indemnified Parties for the indemnification obligations of the Company and the Members as set forth in the BCA, subject to the Members’ rights to substitute cash in lieu of forfeiture of Claim Shares pursuant Section 1.6(b) of the BCA, but shall otherwise be released to the applicable Members of the Company following expiration of the claim periods set forth in the BCA or as otherwise provided by the BCA; and
     WHEREAS, Parent, the Company, the Members and the Member Representatives desire that the Escrow Agent accept the Escrow Securities, in escrow, to be held and disbursed as hereinafter provided.
     NOW, THERFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:
     1. Capitalized Terms. All capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the BCA.

     2. Appointment of Escrow Agent. Parent, the Company, the Members and the Member Representatives hereby appoint the Escrow Agent to act in accordance with and subject to the terms of this Agreement and the BCA and the Escrow Agent hereby accepts such appointment and agrees to act in accordance with and subject to such terms.
     3. Deposit of Escrow Securities. On or before the Closing Date, Parent and the Company shall deliver to the Escrow Agent certificates representing their respective Escrow Securities, in proper transfer order with guaranteed stock powers, to be held and disbursed subject to the terms and conditions of this Agreement and the BCA. Parent, the Company and the Members acknowledge and agree that the certificates representing the Escrow Securities will bear legends to reflect the deposit of such Escrow Securities under this Agreement.
     4. Disbursement of the Escrow Securities. The Escrow Agent shall cancel or disburse, as the case may be, the Escrow Securities (i) within ten (10) days after receipt of written notice executed by Parent, the Company and the Member Representatives (a “Letter of Direction”) or (ii) pursuant to directions set forth in a final non-appealable judgment of a court having competent jurisdiction over the matters contemplated hereby and only up to the amount set forth in such Letter of Direction or judgment, as applicable. Each of Parent, the Company and the Member Representatives agree to promptly deliver a Letter of Direction any time such Escrow Securities are required to be cancelled or released under the terms of the BCA, including without limitation pursuant to Sections 1.6(b) and 5.3 thereof, or this Agreement, including without limitation upon the occurrence of the Claim Termination Date (as defined below). Unless released earlier pursuant to this Section 4, the Escrow Agent shall hold each of the Escrow Securities until the expiration of the Claim Shares Escrow Period (as defined below) applicable to such Escrow Securities. In the case of the Claim Shares, the escrow period (the “Claims Share Escrow Period”) shall be the period beginning on the date the certificates representing the Claim Shares are deposited with the Escrow Agent and ending no later than one (1) month after the audited financial statements of Parent for fiscal year 2011 shall have been completed (the “Claim Termination Date,” which unless tolled with respect to specified Escrow Securities pursuant to the following proviso shall be deemed the date upon which all Claims Share Escrow Periods expire), provided, however, that to the extent a Claim Reservation Notice (as defined below) is timely delivered with respect to any Parent Claims that remain unresolved at the time of the Claim Termination Date and notice of which was properly and timely delivered pursuant to the BCA, the Claims Share Escrow Period shall be tolled with respect to the Claim Shares specified in such Claim Reservation Notice, and the Escrow Agent shall continue to hold the Claim Shares specified in such Claim Reservation Notice until the Parent Claim applicable to any portion of such Claim Shares has been resolved pursuant to the BCA at which time each of Parent, the Company and the Member Representatives shall promptly deliver a Letter of Direction directing the Escrow Agent to cancel or release the applicable Claim Shares, as appropriate, in accordance with such resolution. Parent, the Company and the Member Representatives shall promptly deliver a written notice to the Escrow Agent (a “Claim Reservation Notice”) to the extent any Parent Claims remain unresolved at the time of the Claim Termination Date and notice of which was properly and timely delivered pursuant to the BCA specifying for each such Parent Claim the number of such Claim Shares (which shall be a portion of the Claim Shares reasonably necessary to satisfy such Parent Claims) that are to remain in escrow until the applicable Parent Claim is resolved. The Escrow Agent shall have no further duties hereunder after the expiration of the Claim Shares Escrow Period applicable to all Escrow Securities and the disbursement and/ or cancellation of the Escrow Securities in accordance with this Section 4.
     5. Rights of Members in Escrow Securities.
          5.1. Voting Rights
          (a) Subject to the terms and conditions of the BCA, each Member of the Company (or its Permitted Family Transferee to the extent applicable) shall (i) retain title to its allocable portion of the Claim Shares, (ii) remain as the holder of record of the portion of the Claim Shares registered on the books of Parent and Company, respectively, in the name of such Member (or its Permitted Family Transferee to the extent applicable) or its respective nominees, and (iii) retain all of its rights as a member of the Company and as a stockholder of Parent during the Claim Shares Escrow Period including, without limitation, the right to vote the Claim Shares. Each of the Escrow Agent (as directed by Parent and the Company in writing), the Company and Parent shall, upon request, provide reasonable cooperation in facilitating such rights.
          5.2. Dividends and Other Distributions in Respect of the Escrow Securities. Each of the parties hereto agrees and acknowledges that during the Claim Shares Escrow Period, all dividends or other distributions, whether payable in cash or otherwise, with respect to the Escrow Securities shall be delivered by the Company and Parent, as applicable, directly to each Member to whom such Escrow Securities are allocated (or their Permitted Family Transferees to the extent applicable) and shall not constitute property subject to the terms of this Agreement.
          5.3. Restrictions on Transfer. During the Claim Shares Escrow Period, no sale, transfer or other disposition may be made of any or all of the Escrow Securities except as permitted by the BCA; provided, however, that such transfers may be implemented only pursuant to the terms and conditions of the BCA and upon the respective transferee’s written agreement to be bound by the terms and conditions of this Agreement. Even if transferred in accordance with this Section 5.3, the Escrow Securities will remain subject to this Agreement and may be released from escrow only in accordance with Section 4 hereof. Each of Parent, the Company and the Escrow Agent (as directed by Parent and the Company in writing) shall cooperate to replace any relevant certificates representing applicable Escrow Securities to effect any such permitted transfers. Furthermore, to the extent that Parent or the Company, as applicable, is required to equitably adjust any Escrow Securities, each of Parent, the Company and the Escrow Agent (as directed by Parent and the Company in writing) shall cooperate to replace any relevant certificates representing applicable Escrow Securities to reflect any such adjustments. In furtherance of the foregoing, the Company and Parent shall provide the Escrow Agent with duly executed certificates for such purposes.

     6. Concerning the Escrow Agent.
          6.1. Good Faith Reliance. The Escrow Agent shall not be liable for any action taken or omitted by it in good faith and in the exercise of its own best judgment, and may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is believed by the Escrow Agent in good faith to be genuine and to be signed or presented by the proper party or parties. The Escrow Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement unless evidenced by a writing delivered to the Escrow Agent signed by the proper party or parties and, if the duties or rights of the Escrow Agent are affected, unless it shall have given its prior written consent thereto.
          6.2. Indemnification. Except as set forth in Section 7.6, the Escrow Agent shall be indemnified and held harmless by Parent, the Company, and the Members from and against any expenses, including reasonable counsel fees and disbursements, or loss suffered by the Escrow Agent in connection with any action taken by it hereunder, action, suit or other proceeding involving any claim which in any way, directly or indirectly, arises out of or relates to this Agreement, the services of the Escrow Agent hereunder, or the Escrow Securities held by it hereunder, other than expenses or losses arising from the gross negligence or willful misconduct of the Escrow Agent. Promptly after the receipt by the Escrow Agent of notice of any demand or claim or the commencement of any action, suit or proceeding, the Escrow Agent shall notify the other parties hereto in writing. In the event of the receipt of such notice, the Escrow Agent, in its sole discretion, may commence an action in the nature of interpleader in an appropriate court of competent jurisdiction to determine ownership or disposition of the Escrow Securities or it may deposit the Escrow Securities with the clerk of any appropriate court of competent jurisdiction or it may retain the Escrow Securities pending receipt of a final, non-appealable order of a court having competent jurisdiction over all of the parties hereto directing to whom and under what circumstances the Escrow Securities are to be canceled and/ or disbursed and delivered. The provisions of this Section 6.2 shall survive in the event the Escrow Agent resigns or is discharged pursuant to Sections 6.5 or 6.6 below.
          6.3. Compensation. The Escrow Agent shall be entitled to reasonable compensation from Parent and the Company for all services rendered by it hereunder, as set forth on Exhibit A hereto. The Escrow Agent shall also be entitled to reimbursement from Parent and the Company for all expenses paid or incurred by it in the administration of its duties hereunder including, but not limited to, all counsel, advisors’ and agents’ fees and disbursements and all taxes or other governmental charges.
          6.4. Further Assurances. From time to time on and after the date hereof, each of Parent, the Company, the Members and the Member Representatives shall deliver or cause to be delivered to the Escrow Agent such further documents and instruments and shall do or cause to be done such further acts as the Escrow Agent shall reasonably request to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.

          6.5. Resignation. The Escrow Agent may resign at any time and be discharged from its duties as escrow agent hereunder by its giving the other parties hereto written notice and such resignation shall become effective as hereinafter provided. Such resignation shall become effective at such time that the Escrow Agent shall turn over to a successor escrow agent appointed by the other parties hereto, which approval will not be unreasonably withheld, conditioned or delayed, the Escrow Securities held hereunder. If no new escrow agent is so appointed within the 60 day period following the giving of such notice of resignation, the Escrow Agent may deposit the Escrow Securities with a court of competent jurisdiction that the Escrow Agent reasonably deems appropriate.
          6.6. Discharge of Escrow Agent. The Escrow Agent shall resign and be discharged from its duties as escrow agent hereunder if so requested in writing at any time by the other parties hereto, jointly, provided, however, that such resignation shall become effective only upon acceptance of appointment by a successor escrow agent as provided in Section 6.5.
          6.7. Liability. Notwithstanding anything herein to the contrary, the Escrow Agent shall not be relieved from liability hereunder for its own gross negligence or its own willful misconduct or bad faith.
     7. Miscellaneous.
          7.1. Governing Law. This Agreement shall for all purposes be deemed to be made under and shall be construed in accordance with the laws of the State of Delaware without giving effect to the principals of conflicts of law. Each of the parties hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of Delaware or the United States District Court for the District of Delaware, and irrevocably submits to such personal jurisdiction, which jurisdiction shall be exclusive. Each of the parties hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.
          7.2. Entire Agreement. This Agreement, the exhibits hereto and the BCA and the agreements contemplated thereby contain the entire agreement of the parties hereto with respect to the subject matter hereof and, except as expressly provided herein, may not be changed or modified except by an instrument in writing signed by the party or parties to be bound thereby. In connection with any proposed amendment, the Escrow Agent may request an opinion of Parent’s or the Company’s counsel as to the validity of the proposed amendment as a condition to its execution of said amendment and upon such request the party shall use commercially reasonable efforts to obtain and deliver such legal opinion. Waivers of this Agreement or any of the terms and conditions hereunder shall only be effective if in writing and executed by the party or parties to be bound therewith. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement.
          7.3. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation thereof.

          7.4. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the respective parties hereto and their legal representative, successors and permitted assigns. Neither this Agreement nor any right or interest hereunder may be assigned in whole or in part by any party without the prior consent of the other parties hereto; provided, however, that a Member may assign its rights hereunder in whole or part in connection with a transfer of its allocable portion of the Escrow Securities in accordance with the BCA.
          7.5. Notices. Any notice or other communication required or which may be given hereunder shall be in writing and either be delivered personally or by private national courier service, or be mailed, certified or registered mail, return receipt requested, postage prepaid, and shall be deemed given when so delivered personally or, if sent by private national courier service, on the next business day after delivery to the courier, or, if mailed, two business days after the date of mailing, as follows:
     if to the Escrow Agent, to:
Continental Stock Transfer & Trust Company
17 Battery Place
New York, NY 10004
Attention: Frank DiPalo
if to Parent, to:
57th Street General Acquisition Corp.
c/o Crumbs Holdings LLC
110 West 40th Street, Suite 2100
New York, New York 10018
Attention: Jason Bauer
and a copy, which shall not constitute notice, to:
Ellenoff, Grossman & Schole LLP
150 East 42nd Street, 11th Floor
New York, New York 10017
Attention: Douglas Ellenoff, Esq.
if to the Company, to:
Crumbs Holdings LLC
110 West 40th Street, Suite 2100
New York, New York 10018
Attention: Jason Bauer
and a copy, which shall not constitute notice, to:
Akin Gump Strauss Hauer & Feld LLP

One Bryant Park
New York, New York 10036
Attention: Bruce Mendelsohn
if to a Member (as the case may be), to:
the notice address set forth on Exhibit B hereto
and a copy, which shall not constitute notice, to:
Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
New York, New York 10036
Attention: Bruce Mendelsohn
Facsimile: (212) 872-1002
if to a Member Representative (as the case may be), to:
Jason Bauer
Crumbs Holdings LLC
110 West 40th Street, Suite 2100
New York, New York 10018
Edwin Lewis
220 S. Morris St. Box 8
Oxford, MD 21654
and a copy, which shall not constitute notice, to:
Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
New York, New York 10036
Attention: Bruce Mendelsohn
Facsimile: (212) 872-1002
     The parties may change the persons and addresses to which the notices or other communications are to be sent by giving written notice to any such change in the manner provided herein for giving notice.
     7.6. Trust Account Waiver. For and in consideration of the Escrow Agent entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Escrow Agent hereby agrees it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Fund, or Distributions therefrom, or make any claim against the Trust Fund and/ or Distributions, regardless of whether such claim arises as a result of, in connection with or relating in any way to, any proposed or actual business relationship between Parent and the

Escrow Agent, this Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability. The Escrow hereby irrevocably waives any claims it may have against the Trust Fund and/ or Distributions now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Parent and will not seek recourse against the Trust Fund for any reason whatsoever (including, without limitation, for an alleged breach of this Agreement). To the extent the Escrow Agent commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Parent, which proceeding seeks, in whole or in part, monetary relief against Parent, the Escrow Agent hereby acknowledges and agrees its sole remedy shall be against funds held outside of the Trust Fund and Distributions and that such claim shall not permit the Escrow Agent (or any person or entity claiming on behalf of the Escrow Agent) to have any claim against the Trust Fund, Distributions and/ or any amounts contained therein. In the event that the Escrow Agent commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Parent, which proceeding seeks, in whole or in part, relief against the Trust Fund or the Public Stockholders, whether in the form of money damages or injunctive relief, Parent shall be entitled to recover from the Escrow Agent, as the case may be, the associated legal fees and costs in connection with any such action, in the event Parent prevails in such action or proceeding.
     7.7. Counterparts. This Agreement may be executed in several counterparts each one of which shall constitute an original and may be delivered by facsimile transmission and together shall constitute one instrument.
     7.8 Termination. This Agreement shall terminate on the date on which there are no Escrow Securities held by the Escrow Agent, subject to the survival of provisions which expressly survive the termination of this Agreement.
     7.9 No Third Party Beneficiaries. Except as otherwise expressly provided herein, nothing contained in this Agreement or any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person that is not a party hereto or thereto or a permitted assign of such a party.
[remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the parties hereto have caused the execution of this Agreement as of the date first above written.

57TH STREET GENERAL ACQUISITION CORP.
By:	/s/ Paul Lapping
	Name:	Paul Lapping
	Title:	CFO, Secretary and Treasurer

CRUMBS HOLDINGS LLC
By:	/s/Jason Bauer
	Name:	Jason Bauer
	Title:	Chief Executive Officer

/s/ Jason Bauer
Jason Bauer

/s/ Edwin Lewis
Edwin Lewis

CONTINENTAL STOCK TRANSFER & TRUST COMPANY
By:	/s/ John W. Conner, Jr.
	Name:	John W. Comer, Jr.
	Title:	Vice President

MEMBERS:
/s/ Jason Bauer
Jason Bauer

/s/ Mia Bauer
Mia Bauer

/s/ Victor Bauer
Victor Bauer

CRUMBS, INC.
By:	/s/ Jason Bauer
	Name:	Jason Bauer
	Title:	President

EHL HOLDINGS LLC
By:	/s/ Edwin Lewis
	Name:	Edwin Lewis
	Title:	Chairman

/s/ John D. Ireland
John D. Ireland

EXHIBIT A
Escrow Agent Fees
$2,500 for the first year and $200 for each month after the first year for acting as escrow agent.
First year agent fee to be paid at closing.

EXHIBIT B
Member Notices

Name	Address
Jason Bauer	Crumbs Holdings LLC 110 West 40th Street Suite 2100 New York, New York 10018 Attention: Jason Bauer Facsimile: (212) 221-7107

Mia Bauer	c/o Jason Bauer Crumbs Holdings LLC 110 West 40th Street Suite 2100 New York, New York 10018 Attention: Jason Bauer Facsimile: (212) 221-7107

Victor Bauer	254 East 68th Street Apt 26B New York, NY 10065 Facsimile: (646) 619-4878

Crumbs, Inc.	c/o Crumbs Holdings LLC 110 West 40th Street Suite 2100 New York, New York 10018 Attention: Jason Bauer Facsimile: (212) 221-7107

EHL Holdings LLC	220 S. Morris St. Box 8 Oxford, MD 21654 Facsimile: (410) 673-1385 Attention: Edwin Lewis

John D. Ireland	c/o Crumbs Holdings LLC 24764 Pealiquor Rd Denton, MD 21629 Facsimile: (410) 673-1385